Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 20, 2024, relating to the financial statements of Visteon Corporation and the effectiveness of Visteon Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Visteon Corporation for the year ended December 31, 2023.

/s/Deloitte & Touche LLP
Detroit, Michigan
July 25, 2024